Amendment to Strategic Master Procurement Agreement

This Amendment modifies the Strategic Supplier Master Procurement Agreement (“Agreement”) that was entered into and made effective as of July, 17, 2009, by, between and among Document Capture Technologies Inc. (“Supplier”), NCR Corporation (“NCR”), and NCR Global Solutions Limited (“GSL”).

In consideration of the investment being made by NCR in Supplier and the additional business activities intended by the Parties under the Agreement the parties agree to amend the Agreement as follows:

Any terms used as defined terms shall have the meaning assigned in the Agreement.

Amendment:

1.           Supplier will not sell, directly or indirectly, any products to any entity who engages in the business of (i) operating or supplying remote deposit capture products, services or functionality or (ii) operating or supplying product that facilitate the scanning, transmitting, storage of electronic documents on a bank’s secure server.  This restriction shall not apply to Supplier’s sales under the agreements it currently has with Digital Check Corporation and Burroughs Payment Systems Inc. as successor to Unisys Corporation, as such agreements are currently executed.

2.           The date for the end of the Term, stated in Section 1 of the Agreement, is amended to August 6, 2014, and, for the avoidance of doubt, the notice of termination under Section 1 cannot be given prior to August 5, 2014.

Subject to the modifications set forth herein, the parties agree and acknowledge that the Agreement remains in full force and effect, as originally signed by the Supplier and the signatures of NCR and GSL below serve as ratification of the Agreement as of the original Effective Date.

This amendment is effective as of the date of the latest signature below.

Agreed:

NCR Corporation	Document Capture Technologies, Inc.

By:	By:
Printed:	Printed:
Title:	Title:
Date:	Date:

NCR Global Solutions Ltd.

By:
Printed:
Title:
Date: